Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-36819, No. 333-38942, No. 333-41355, No. 333-41357, No. 333-67737, and No. 333-106218) of Choice Hotels International, Inc. of our report dated March 5, 2004 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

March 5, 2004